Exhibit 21.1

SUBSIDIARIES

1. Wholly owned subsidiaries of First Mariner Bancorp
First Mariner Bank
FM Appraisals, LLC
Mariner Capital Trust II
Mariner Capital Trust III
Mariner Capital Trust IV
Mariner Capital Trust V
Mariner Capital Trust VI
Mariner Capital Trust VII
Mariner Capital Trust VIII
Finance Maryland, LLC
Canton Crossing II, LLC
Hale Canton, LLC
Canton Borrowing, LLC
2. Wholly owned subsidiaries of First Mariner Bank
First Mariner Mortgage Corporation
Compass Properties, Inc.
First Mariner Financial Services, Inc.
FMB Holdings, Inc.